PROSPECTUS DATED JULY 2, 2003                                    PRICING SUPPLEMENT NO. 2
AND PROSPECTUS SUPPLEMENT DATED                                  DATED JUNE 22, 2005
JUNE 13, 2005                                                    COMMISSION FILE NO.: 333-106764
CUSIP: 27806KAD6                                                 FILED PURSUANT TO RULE 424(B)(3)

                                  $100,000,000

                               EATON CORPORATION

                               MEDIUM-TERM NOTES
                               (FIXED RATE NOTES)

Principal amount:                                  $100,000,000
Price to public:                                   * see below
Agents' commission:                                * see below
Net proceeds to Eaton Corp. before expenses:       $99,828,000
Selling agent:                                     JPMorgan
Trade date:                                        June 21, 2005
Settlement date:                                   June 24, 2005
Coupon:                                            4.65% per annum
Interest Payment Dates:                            June 15 and December 15
                                                   commencing December 15, 2005
Stated Maturity Date:                              June 15, 2015
Regular Record Dates:                              Fifteenth day prior to each Interest Payment
                                                   Date (whether or not a Business Day)
Specified currency:                                US Dollars
Redeemable by Eaton:                               No
Repayable at the option of holder:                 No
Form:                                              /X/ Global note(s)
                                                   / / Certified
Discount rate:                                     None
Default rate:                                      None

OTHER PROVISIONS:

     Medium-Term Notes may be issued by Eaton in an aggregate principal amount of up to $350,000,000 or its equivalent in one or more foreign currencies or composite currencies. To date, including this offering, an aggregate of $200,000,000 of Medium-Term Notes has been issued.



















     * JPMorgan, acting as principal, has agreed to purchase and Eaton has agreed to sell the Notes at 99.828% of their principal amount. JPMorgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JPMorgan. JPMorgan will receive a discount or commission equal to the difference between the resale prices and the proceeds to Eaton.